Exhibit (d)(3)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING FUNDS TRUST

OPERATING EXPENSE LIMITS

Fund[1]	Maximum Operating Expense Limit (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class O	Class R	Class W
ING Classic Money Market Fund Initial Term Expires August 1, 2006	0.77%	1.41%	1.41%	N/A	N/A	N/A	N/A
ING Floating Rate Fund Initial Term Expires August 1, 2012	1.00%	N/A	1.75%	0.75%	N/A	1.25%	0.75%
ING GNMA Income Fund Term Expires August 1, 2009	0.97%	1.72%	1.72%	0.67%	N/A	N/A	0.72%
ING High Yield Bond Fund Initial Term for Classes A, B, and C Expires August 1, 2007 Initial Term for Class I Expires August 1, 2010 Initial Term for Class W Expires August 1, 2012	1.10%	1.85%	1.85%	0.85%	N/A	N/A	0.85%

[1]	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

Fund[1]	Maximum Operating Expense Limit (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class O	Class R	Class W
ING Intermediate Bond Fund Term Expires August 1, 2010	0.75%	1.50%	1.50%	0.50%	0.75%	1.00%	0.50%

/s/ H.E.
H.E.

Last amended: July 29, 2011

[1]	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

2